EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

BSQUARE Silicon Valley Corporation, a Washington corporation

BlueWater Systems, Inc., a Washington corporation

Cory Corporation, a Washington corporation

Embedded Technologies, Inc., a Minnesota corporation

BSQUARE Taiwan Corporation, a Republic of China corporation

BSQUARE GmbH, a German corporation

BSQUARE K. K., a Japanese corporation

Toolcrafts K. K., a Japanese corporation